Exhibit 99

FOR IMMEDIATE RELEASE                            CONTACT:  Leonard E. Moodispaw
                                                                CEO & President
                                                                   301.939.7000

                       ESSEX REPORTS Q4 AND FY2004 RESULTS

COLUMBIA, MD - March 10, 2005 - Essex Corporation (NASDAQ: KEYW) announced today revenues of $70.5 million in fiscal 2004 compared to $16.3 million in fiscal 2003. Net income for fiscal 2004 was $2.3 million compared to a net income of $140,000 in fiscal 2003. These results show a 333% increase in revenues and an increase in net income of over 1,500% from fiscal 2003 to 2004. Earnings per share, or EPS, for fiscal 2004 were $0.13, fully diluted versus $0.01 for fiscal 2003, fully diluted.

Revenue for the 4th quarter of 2004 was $19.0 million compared to $5.1 million in the 4th quarter of 2003. The net income for 4th quarter of 2004 was $892,000 compared to a net income of $74,000 for the same period in 2003. EPS for 4th quarter of 2004 are $0.05 per share (diluted). We have continued to see improvement at the gross margin level each quarter throughout 2004, with 4th quarter of 2004 total gross margin (including both services & products and purchased hardware) of 25.3%.

"Essex had a platinum year as we rock `n' rolled through 2004", according to Leonard Moodispaw, CEO and President of Essex Corporation. "We delivered on our commitments: strong growth in revenue and profitability; and acquisitions, of which we completed two acquisitions during the year. In addition, we raised approximately $87 million in capital from a follow-on public offering, to position for additional acquisitions and capital requirements. In order to meet the challenges of our rapid growth and to keep growing, we added a number of experienced executives to our team. At the end of February 2005, we completed the acquisition of The Windermere Group, LLC, which is our largest acquisition to date."

"In 2005, we are continuing to implement our strategy for becoming the premier provider of technology focused solutions to the defense and intelligence community", commented Mr. Moodispaw. "Essex is still 'under construction', as we build the intelligence technology company that our customers need to meet the challenges of a terabyte-world of information. In addition, we are focusing on productizing our optical technology, seeking additional strategic acquisitions, and continuing to strengthen the financial performance of the Company. I am both proud of the Essex team's accomplishments, and hungry for the new opportunities and growth that we see for 2005 and beyond."


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



ESSEX REPORTS Q4 AND FY2004 RESULTS                                PAGE 2 OF 4

Essex's total backlog has increased significantly over this past year from $93.8 million on December 28, 2003 to $230.8 million on December 31, 2004. For fiscal year ended December 31, 2004, revenues derived from the U.S. intelligence and defense communities and other departments and agencies of the Department of Defense were $68.5 million or 97%. Our working capital at December 31, 2004 increased to $108.4 million from $33.0 million at fiscal year end 2003. The increase was primarily a result of the proceeds from our late 2004 stock offering in which Essex received approximately $87 million from the sale of common stock.

Recent events at Essex include the acquisition of The Windermere Group, LLC, which will operate as a wholly-owned subsidiary of Essex throughout 2005. In 2004, based on unaudited results, Windermere had revenues of $64.7 million. Essex's purchase of Windermere excludes $2.4 million of this revenue related to an under-performing, low margin, commercial call center business that was sold prior to the purchase of Windermere by Essex. Windermere, as purchased by Essex had unaudited 2004 revenues of $62.3 million, with a gross margin of approximately 26% (unaudited) (including a mix of services & products and purchased hardware). Windermere was profitable in 2004 and the acquisition is expected to be accretive in 2005, after amortization.

"The outlook for Essex for 2005 remains strong", according to Lisa Jacobson, CFO of Essex Corporation. "2005 will continue to be a transition year, as we remain focused on strengthening the Company's financial performance as well as continuing to grow top-line revenue." Essex reaffirms revenue guidance of $155-165 million for 2005, including 10 months of revenue from the Windermere subsidiary.

Essex has  scheduled a conference  call to discuss  these  results  today (March
10th) at 5:00 pm (EST). At that time, management will review the Company's Q4 and FY2004 financial results. A question-and-answer session will follow to further discuss the results as well as to comment on the outlook of 2005.

Interested parties will be able to connect to our Webcast via the Investor page on our website, http://www.essexcorp.com/investor.html on March 10th. Interested parties may also listen to the conference call by calling 1-800-638-5495 participant passcode 28031066. The International Dial In access number will be 617-614-3946.

An archive of the Webcast will also be available on our webpage following the call. In addition, a dial-up replay of the call will be available at approximately 7:00 p.m. EST on March 10th, and will remain available through March 17, 2005. To access the dial-up replay, call 1-888-286-8010, passcode 80493875.

ABOUT ESSEX: Essex provides advanced signal, image, and information processing solutions primarily for U.S. Government intelligence and defense customers. We create our solutions by combining our services and expertise with hardware, software, and proprietary and patented technology to meet our customers' requirements. For more information contact Essex Corporation, 9150 Guilford Road, Columbia MD 21046; Phone 301.939.7000; Fax 301.953.7880; E-mail
info@essexcorp.com, or on the Web at www.essexcorp.com.

                                   - M O R E -



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ESSEX REPORTS Q4 AND FY2004 RESULTS                                PAGE 3 OF 4



                     ESSEX CORPORATION FINANCIAL HIGHLIGHTS
------------------------------------------------------------------------------------------------------


                                 Fiscal Year         Fiscal Year         Quarterly         Quarterly
                                    Ended              Ended            Period Ended      Period Ended
                                Dec. 31, 2004      Dec. 28, 2003       Dec. 31, 2004     Dec. 28, 2003
                                 (unaudited)         (audited)          (unaudited)       (unaudited)
                               --------------     --------------      --------------     -------------

Revenue:
     Services and Products     $   55,422,000     $   16,286,000      $   16,920,000     $   5,066,000
     Purchased Hardware            15,049,000                 --           2,049,000                --
                               --------------     --------------      --------------     -------------
         Total                     70,471,000         16,286,000          18,969,000         5,066,000

Cost of Goods Sold:
     Services and Products        (41,261,000)       (10,389,000)        (12,370,000)       (3,347,000)
     Purchased Hardware           (14,569,000)                --          (1,795,000)               --
                               --------------     --------------      --------------     -------------
         Total                    (55,830,000)       (10,389,000)        (14,167,000)       (3,347,000)

Gross Margin                       14,641,000          5,897,000           4,802,000         1,719,000

Selling, General and
  Administrative
  Expenses                        (11,129,000)        (4,905,000)         (3,507,000)       (1,487,000)

Research and
  Development                      (1,038,000)          (403,000)           (367,000)          (65,000)

Amortization of Other
  Intangible Assets                  (523,000)          (381,000)           (175,000)          (86,000)

Interest (Expense) Income             332,000            (68,000)            149,000            (7,000)

Provision for Income
  Taxes                               (10,000)                --             (10,000)               --
                               --------------     --------------      --------------     -------------

Net Income                     $    2,273,000     $      140,000      $      892,000     $      74,000
                               ==============     ==============      ==============     =============

Weighted Average
  Number of Shares
    - Basic                        15,603,000          8,706,000          17,062,000         9,750,000
                               ==============     ==============      ==============     =============

    - Diluted                      17,146,000          9,798,000          18,378,000        11,242,000
                               ==============     ==============      ==============     =============
Net Income per
  Common Share
    - Basic                    $         0.15     $         0.02      $         0.05     $        0.01
                               ==============     ==============      ==============     =============

    - Diluted                  $         0.13     $         0.01      $         0.05     $        0.01
                               ==============     ==============      ==============     =============

Working Capital                $  108,401,000     $   32,971,000

Working Capital Ratio                 14.57:1            12.06:1


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

ESSEX REPORTS Q4 AND FY2004 RESULTS                                PAGE 4 OF 4

CONDENSED CONSOLIDATED BALANCE SHEETS
---------------------------------------------------------------------------------------
                                                       December 31,       December 28,
                                                           2004               2003
                                                      --------------     --------------
                                                        (unaudited)        (audited)
ASSETS
------
CURRENT ASSETS
     Cash and cash equivalents                        $  105,094,229     $   31,835,294
     Accounts receivable, net                             10,197,634          3,969,601
     Notes receivable - current portion                      593,719                 --
     Prepayments and other                                   506,207            146,517
                                                      --------------     --------------
         Total Current Assets                            116,391,789         35,951,412
                                                      --------------     --------------

PROPERTY AND EQUIPMENT, NET                                2,297,081            368,697
                                                      --------------     --------------

OTHER ASSETS
     Goodwill                                             11,842,193          2,998,000
     Patents, net                                            312,548            333,648
     Other intangibles, net                                2,294,102             50,141
     Notes receivable - non-current                        2,045,033                 --
     Other                                                   383,130             23,764
                                                      --------------     --------------
         Total Other Assets                               16,877,006          3,405,553
                                                      --------------     --------------

TOTAL ASSETS                                          $  135,565,876     $   39,725,662
------------                                          ==============     ==============

LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

CURRENT LIABILITIES
     Accounts payable                                 $    3,643,408     $      694,434
     Note payable                                                 --            100,000
     Accrued wages and vacation                            1,845,542            898,498
     Accrued retirement plans contribution payable           235,749            298,551
     Advance payments                                        481,727            462,000
     Other accrued expenses                                1,772,657            522,538
     Capital leases                                           12,000              4,390
                                                      --------------     --------------
         Total Current Liabilities                         7,991,083          2,980,411

LONG-TERM DEBT                                                29,358                 --
                                                      --------------     --------------

TOTAL LIABILITIES                                          8,020,441          2,980,411
-----------------                                     --------------     --------------

SHAREHOLDERS' EQUITY
     Common stock and additional paid-in capital         139,531,225         51,004,021
     Accumulated deficit                                 (11,985,790)       (14,258,770)
                                                      --------------     --------------
         Total Shareholders' Equity                      127,545,435         36,745,251
                                                      --------------     --------------

TOTAL LIABILITIES AND SHAREHOLDERS'EQUITY             $  135,565,876     $   39,725,662
-----------------------------------------             ==============     ==============

THIS PRESS RELEASE MAY CONTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE UNITED STATES PRIVATE SECURITIES REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS AND ARE SUBJECT TO RISKS, UNCERTAINTY AND CHANGES IN CIRCUMSTANCES, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR
ACHIEVEMENTS TO DIFFER MATERIALLY FROM ANTICIPATED RESULTS, PERFORMANCE OR ACHIEVEMENTS. ALL STATEMENTS CONTAINED HEREIN THAT ARE NOT CLEARLY HISTORICAL IN NATURE ARE FORWARD LOOKING. THE FORWARD-LOOKING STATEMENTS IN THIS RELEASE INCLUDE STATEMENTS ADDRESSING THE FOLLOWING SUBJECTS: FUTURE FINANCIAL CONDITION AND OPERATING RESULTS. ECONOMIC, BUSINESS, COMPETITIVE AND/OR REGULATORY FACTORS AFFECTING ESSEX'S BUSINESSES ARE EXAMPLES OF FACTORS, AMONG OTHERS, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS.

MORE DETAILED INFORMATION ABOUT THESE AND OTHER FACTORS IS SET FORTH IN ESSEX'S QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED SEPTEMBER 26, 2004. ESSEX IS UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIMS ANY SUCH OBLIGATION TO) UPDATE OR ALTER ITS FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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